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                                                                    EXHIBIT 10.2

                SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT is dated as of July 15, 2005 by and between Microfinancial Incorporated, a Massachusetts corporation, (the "Company") and Peter R. Bleyleben, (the "Director") residing at 66 Norfolk Road, Chestnut Hill, MA 02467.

            WHEREAS Director has served as President and Chief Executive Officer of the Company pursuant to an Employment Agreement dated June 12, 1998 (the "Original Employment Agreement"), and was subsequently elected Chairman of the Board of Directors of the Company ("Board") and served the Company pursuant to an Amended and Restated Employment Agreement dated as of March 15, 2004 (the "Amended and Restated Employment Agreement"); and

            WHEREAS the Company and the Director mutually desire to enter into this Second Amended and Restated Agreement defining Director's responsibilities (the "Agreement").

            WHEREAS Director desires to accept such employment and enter into this Agreement;

            NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

      1. Term of Employment. Subject to the provisions of Section 7, Director shall be employed by the Company pursuant to the terms and conditions of this Agreement for a period commencing on July 15, 2005 (the "Commencement Date") and ending June 30, 2008 (the "Employment Term")

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      3. Position.

            (a) The Director shall serve as Non- Executive Chairman of the Board of the Company, or such other title as the Board may from time to time determine. In such position, Director shall have such duties, responsibilities and authority as shall be determined from time to time by the Board.

            (b) During the Employment Term, Director will devote that portion of his business time and best efforts to the performance of his duties hereunder as may be requested by the Board. Director may also engage in any other business, profession or occupation for compensation or otherwise, to the extent that such activities do not materially interfere with Director's responsibilities hereunder.

            (c) During the Employment Term, Director shall have access to a non-dedicated office at the Company, as designated by the President and Chief Executive Officer of the Company. Director shall also have such access, as may be determined by the Board from time to time, to the Company's information technology systems.

      3. Base Salary. The Company shall pay Director an annual base salary (the "Base Salary") at the rate of $130,000 on the Commencement Date payable in arrears in substantially equal installments not less frequently than monthly in accordance with the Company's payroll practices during the Employment Term.

      4. Incentive Compensation.

            (a) Director shall not be eligible to participate in the Company's annual bonus or profit-sharing programs.

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            (b) Director shall be eligible to participate in the 1998 Equity
      Incentive Plan, and any other equity plan adopted by the Company from time to time (collectively "Option Plans"), on the same basis as other directors of the Company.

      5. Employee Benefits. Director shall be provided health, accident, and disability insurance benefits (collectively " Benefits") during the Employment Term on terms no less favorable in the aggregate (except for any changes thereto required to comply with changes in applicable law) than those benefits which were provided to Director by the Company immediately prior to the Commencement Date, except as otherwise required hereunder. After the expiration of the Employment Term, Director shall be eligible to participate in such health, accident and disability plans as the Company may make available to other directors of the Company from time to time. In the event of a Change of Control (as defined in Section 11(b)(i) hereof), Director shall be entitled to receive the Benefits until the earlier of his death or his 65th birthday.

      6. Business Expenses. Reasonable travel, entertainment and other business expenses incurred by Director in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies.

      7. Termination. This Agreement, and Director's employment hereunder, may be terminated pursuant to the terms and conditions set forth herein. In the event of any such termination, Director's rights and entitlements shall be determined in accordance with the following provisions.

            (a) For Cause by the Company. The provisions of this Section 7(a) shall apply in the event that Director's employment hereunder is terminated by the Company for "Cause". For purposes of this Agreement, "Cause" shall mean (i) Director's willful

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      and continued failure substantially to perform his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), (ii) the willful commission by Director of acts that are dishonest and demonstrably injurious to the Company, or (iii) an act or acts on Director's part constituting a felony under the laws of the United States or any state thereof. If Director is terminated for Cause, he shall be entitled to receive his Base Salary through the date of termination.
      All other benefits due Director pursuant to this Agreement following Director's termination of employment pursuant to this Section 7(a) shall be determined in accordance with the plans, policies and practices of the Company at the time of such termination. Any Notice of Termination (as defined in Section 7(d) hereof), communicating the termination of Director's employment pursuant to this Section 7(a), shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Director and reasonable opportunity for Director, together with Director's counsel, to be heard before the Board prior to such vote), finding that in the good faith opinion of the Board that an event constituting Cause for termination in accordance with this Section 7(a) has occurred and specifying the particulars thereof in detail.

            (b) Death. Upon termination of Director's employment hereunder as a result of Director's death, Director's estate shall receive his Base Salary for the remaining period of the Employment Term. In addition, all options or awards under the Option Plans shall become fully vested and exercisable as of the date of death. Thereafter, the Company shall, have no further obligation to compensate Director or his estate under this Agreement.

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            (c) Gross-up Payments. In the event that Director receives any payments under this Agreement, or other payments subject to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), which are considered "excess parachute payments" as defined in Section 280G of the Code, the Company shall make an additional gross-up payment to Director in an amount which results in Director being in the same after-tax position that he would have been in had no excise tax under Code Section 4999 been imposed.

            (d) Notice of Termination. Any purported termination of employment by the Company shall not be effective until communicated by written Notice of Termination to the other party hereto in accordance with Section 11(i) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

      8. Noncompetition. (a) During the Employment Term, and for a two (2) year period following termination of Director's employment hereunder, Director shall not, directly or indirectly, (i) become under contract to or associated with, employed by, render services to or own an interest (other than as a shareholder owning not more than a 5% interest) in any microticket leasing business that is in competition with the Company in the United States, (ii) solicit any officer or employee of the Company or any of its affiliates to engage in any conduct prohibited hereby for Director or to terminate any existing relationship with the Company or such affiliate or (iii) assist any other person to engage in any activity in any manner prohibited hereby to Director.

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            (b) It is expressly understood and agreed that although Director and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Director, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

      9. Confidentiality. Director will not at any time (whether, during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Director's breach of this covenant. Director agrees that upon termination of his employment with the Company, for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, both written and electronic, and all copies thereof or

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therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries. Director further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

      10. Specific Performance. Director acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Sections 8 or 9 would be inadequate and, in recognition of this fact, Director agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

      11. Miscellaneous.

            (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. In executing this Agreement, Director voluntarily submits to the jurisdiction of the courts of the Commonwealth of Massachusetts, and agrees that any action for enforcement of this Agreement may be commenced in any court in Massachusetts having jurisdiction over the subject matter hereof, and the power to grant the relief described herein.

            (b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and, subject to the exception noted below, supersedes any and all prior understandings, agreements, contracts and arrangements, whether written or oral, between the Company and Director, including but not limited to the Original Employment Agreement, the Amended and Restated Employment

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Agreement, and the Executive Performance Incentive Plan. The parties hereto agree that as of the Commencement Date, all prior understandings, agreements, contracts and arrangements, whether written or oral, shall be null and void and of no further force or effect and any and all current and future obligations of either party thereunder are fully and forever discharged. Notwithstanding anything to the contrary contained herein, this Agreement shall in no way reduce or diminish any benefit to which Director is otherwise entitled and which has already accrued, or been granted to, Director, pursuant to the terms of a plan, program or arrangement of the Company, prior to the Commencement Date. The Director hereby agrees to provide any consent, waiver or other documentation necessary to give effect to this Section 11(b). This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

            (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

            (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

            (e) Assignment. This Agreement is personal to Director and without the prior written consent of the Company shall not be assignable by Director other than by will or the laws of decent and distribution. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

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            (f) Mitigation. The Director shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Director as the result of employment by another employer after the termination of his employment hereunder or otherwise.

            (g) Arbitration. Except where equitable relief is sought, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association by a single arbitrator. The arbitrator shall be an individual with experience in the leasing and finance industry. The arbitrator's award shall be final and binding upon both parties, and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States or country or application may be made to such court for a judicial acceptance o the award and an enforcement as the law of such jurisdiction may require or allow.

            (h) Successors; Binding Agreement.

                              (i) The Company will require any successor
(whether direct or indirect, by Change of Control, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Such assumption and agreement shall be obtained prior to the effectiveness of any such succession. In the event that any such successor (whether direct, indirect, by Change of Control, or otherwise) shall fail or refuse to assume and agree to perform all of its obligations under this Agreement, the Company shall (x) pay to the Director those amounts to which the Director would have been entitled under this Agreement, in full, prior to

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any transaction with a successor; and (y) arrange, at the Company's cost and expense, to provide contractual coverage with a reputable carrier for a continuation of the Benefits, in accordance with the Section 5 hereof. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. The term "Company" shall also mean any affiliate of the Company to which Director may be transferred and the Company shall cause such successor employer to be considered the "Company" bound by the terms of this Agreement and this Agreement shall be amended to so provide. As used in this Agreement, "Change of Control" shall mean:

                        (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person"), including an acquisition pursuant to 11 U.S.C. Section 1129 et passim, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") or;

                        (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board or are divested of possession by appointment of a trustee pursuant to Chapter 7 or 11 of the United States Bankruptcy Code; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was

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approved by a vote of at least a majority of the directors then comprising the
Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

                        (c) Approval by the shareholders of the Company, or, in the instance of proceedings for the Company pursuant to Chapter 7 or Chapter 11 of the United States Bankruptcy Code, approval by the bankruptcy judge, of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

                        (d) Approval by the shareholders, or, in the instance of proceedings for the Company pursuant to Chapter 7 or Chapter 11 of the United States Bankruptcy Code, approval by the bankruptcy judge, of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company.

                  (ii) The Company agrees that within three (3) days of the entry of an order for relief with respect to the Company pursuant to the provisions of Chapter 7 or Chapter 11 of the United States Bankruptcy Code, it will seek approval of the bankruptcy court having

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jurisdiction over its affairs for the assumption of this Agreement pursuant to the provisions of Section 365 of the United States Bankruptcy Code.

                  (iii) This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Director should die while any amount would still be payable to Director hereunder if Director had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the devisee, legatee or other designee of Director or, if there is no such designee, to the estate of Director.

            (i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to Managing Partner, Edwards & Angell, 101 Federal Street, Boston, MA 02110, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

            (j) Legal Fees and Expenses. The Company shall reimburse Director on a quarterly basis for all costs and expenses incurred by Director to enforce or protect his rights under this Agreement (including fees and expenses incurred in connection with an arbitration) unless it shall ultimately be determined by a final judgment of an arbitrator or a court of competent jurisdiction that Director was without any justification for commencing or continuing any such arbitration, action or proceeding, in which case Director shall repay to the Company any

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amounts of reimbursement paid under this Section 11(j) and in the event of an arbitration, shall also pay one half (1/2) of the fees of the arbitrator.

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      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                                _______________________________
                                                Peter R. Bleyleben

                                                MicroFinancial, Incorporated

                                                _______________________________
                                                By: Richard F. Latour
                                                Its: President

Approved by the
Board of Directors on
July 14, 2005

___________________________________
Alan J. Zakon, in his capacity as
Presiding Director, and Chairman of the
Compensation and Benefits Committee

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